Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 10, 2013 (except for Note 18, as to which the date is October 16, 2013), relating to the financial statements of Enerpulse, Inc. (the “Company”), which expresses an unqualified opinion and includes an explanatory paragraph which refers to the Company restating its financial statements as of December 31, 2012 and 2011, and for each of the years then ended, to reflect the correction of certain errors in previously issued financial statements, which report is included in Amendment No. 1 to the Registration Statement on Form S-1 filed by Enerpulse Technologies, Inc. on November 13, 2013.

/s/ GHP Horwath, P.C.

Denver, Colorado

November 13, 2013